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EXHIBIT 11.1

COMPUTATION OF EARNINGS PER SHARE
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                                                          THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                               APRIL 30,                             APRIL 30,
                                                       1999              2000                 1999                2000
Numerator:
Net (loss) income                                        (45,586)             240,744             (593,259)            401,446
Preferred stock accretion                                      -             (529,411)                   -            (529,411)
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Net loss available to common shareholders                (45,586)            (288,667)            (593,259)           (127,965)
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Denominator:
Denominator for basic earnings per share-
  weighted-average shares                              8,941,493            9,574,409            8,941,493           9,497,400
Effect of dilutive securities:                                                                                               -
Employee stock options                                         -                    -                    -                   -
Warrants                                                       -                    -                    -                   -
Dilutive potential common shares                               -                    -                    -                   -
Denominator for diluted earnings per share adjusted
  weighted-average shares
and assumed conversions                                8,941,493            9,574,409            8,941,493           9,497,400

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Basic and diluted earnings per share                        (.01)                (.03)                (.07)               (.01)
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